Investor Relations Contact:	Company Contact:
Crocker Coulson, President	Laby Wu, Chief Financial Officer, Director of Investor Relations
CCG Investor Relations	Puda Coal, Inc.
+1-646-213-1915	+86-10-6439-2405
crocker.coulson@ccgir.com	labywu@gmail.com
www.pudacoalinc.com

Elaine Ketchmere, VP of Financial Writing
+1-310-954-1345
elaine.ketchmere@ccgir.com
www.ccgirasia.com

FOR IMMEDIATE RELEASE

Puda Coal Announces Strong Fourth Quarter and Full Year 2010 Results

•     Full year 2010 revenue rose 51.7% year over year to a record high of $324.8 million
•     Full year adjusted net income rose 121.7% year over year to a record high of $23.3 million, or $1.15 per diluted share

TAIYUAN, SHANXI PROVINCE, CHINA, March 14, 2011 – Puda Coal, Inc. (NYSE Amex: PUDA) (“Puda Coal” or the “Company”), a supplier of high grade metallurgical coking coal used to produce coke for steel manufacturing in China and consolidator of nine coal mines in Pinglu County Yuncheng City (“Pinglu Project”) and four coking coal mines in Huozhou County Linfen City (“Jianhe Project”) in Shanxi Province, today announced operating results for the fourth quarter and full year ended December 31, 2010.

Fourth Quarter 2010 Highlights and Recent Events

•	Fourth quarter revenue totaled $90.5 million, up 50.3% year over year
•	Gross profit increased 73.6% year over year to $9.2 million
•	Gross margin increased to 10.2% from 8.8% for the fourth quarter of 2009
•	Operating income totaled $6.7 million, up 37.7% year over year
•	Net income was $4.4 million or $0.18 per fully diluted share, as compared to $2.3 million, or $0.15 per fully diluted share, in the fourth quarter of 2009
•	Excluding the $0.3 million in non-cash gains related to the fair value of derivative warrants, adjusted net income rose 9.8% to $4.1 million, or $0.18 per fully diluted share
•	Sales of cleaned coal increased 20.6% year-over-year to 645,000 metric tons (MT)
•	Average selling price of cleaned coal increased 23.9% year over year to $140 per MT
•	In December 2010, the Company closed a public offering of common stock for aggregate net proceeds of approximately $101.5 million, including the underwriter’s over-allotment
•	Effective January 1, 2011, construction began at Dajinhe Coal, one of two project companies under Phase I of the Pinglu Project
•	As of February 2011, Shanxi Coal acquired the coal mining rights and assets of all seven mines under Phase II of the Pinglu Project
•	In March 2011, Shanxi Coal was granted a transitional business license for Dajinhe Coal

Full Year 2010 Highlights

•	Net revenue was $324.8 million, up 51.7% from 2009
•	Gross profit totaled $41.2 million, up 126.8% from 2009
•	Operating income was $34.1 million, up 134.7% from 2009
•	Net income totaled $23.5 million, or $1.15 per fully diluted share, compared to $5.5 million, or $0.36 per fully diluted share in 2009
•
Excluding the $0.2 million in non-cash expense related to the fair value loss of derivative warrants, adjusted net income was $23.3 million, or $1.15 per diluted share, up 121.7%, as compared to $10.5 million, or $0.68 per diluted share from 2009

•	Sales of cleaned coal increased 24.4% year over year to 2.4 million MT
•	Average selling price of cleaned coal increased 21.6% to $135 per MT

“We ended 2010 on a positive note generating approximately $20 million cash flow from our legacy coal washing business driven by strong revenue and net income growth. Our well established customer relationships and the continued recovery of the steel industry fuelled double-digit year-over-year growth in sales volume and average selling prices of our high quality cleaned coal,” commented Mr. Liping Zhu, CEO of Puda Coal. “With our strong balance sheet and solid financial position, we are well prepared to execute our coal mine consolidation projects in 2011. We have achieved significant milestones in this area in recent months and are confident in our ability to transform Puda Coal into an integrated coal washing and mining company.”

Fourth Quarter 2010 Results

For the quarter ended December 31, 2010, total revenue was $90.5 million, up 50.3% from $60.2 million in the fourth quarter of 2009. Revenue growth was driven by increased tonnage sales and average selling prices of cleaned coal. Sales of cleaned coal were 645,000 MT, up 20.6% from 535,000 MT in the fourth quarter of 2009.  The average selling price was $140 per MT in the fourth quarter of 2010, up 23.9% from $113 per MT in the fourth quarter of 2009.

Gross profit for the fourth quarter increased 73.6% to $9.2 million, compared to $5.3 million for the fourth quarter of 2009.  Gross margin increased 1.4% to 10.2%, compared to 8.8% in the fourth quarter of 2009, primarily due to an increase in the average selling price of cleaned coal, which exceeded the increase in the average cost of raw coal in the fourth quarter of 2010.

Operating expenses for the fourth quarter of 2010 were $2.5 million, compared to $0.4 million in the fourth quarter of 2009.  Selling expenses increased 26.6% year over year to $0.9 million, due to an increase in sales volume. General and administrative expenses increased significantly to $1.6 million, primarily due to the reversal of over accrued staff welfare benefits of $1.0 million in the fourth quarter of 2009. Excluding the one-time reversal, the remaining increase of approximately $600,000 reflects increased compensation expenses, increased pre-operating expenses for the coal mining business and increased Delaware franchise taxes.

Operating income for the fourth quarter of 2010 increased 37.7% to $6.7 million, compared to $4.9 million for the fourth quarter of 2009. Operating margin declined to 7.4% from 8.1% for the fourth quarter of 2009.

Interest expense was $0.7 million compared to $0.1 million for the fourth quarter of 2009 due to an increase in interest payments related to the 6% loan from the Company's Chairman of the board of directors, Mr. Ming Zhao.

During the fourth quarter of 2010, the Company recorded a non-cash gain of $0.3 million related to a gain in fair value of the derivative warrants issued in November 2005, as compared to a $1.5 million loss in the fourth quarter of 2009.

Income tax expense for the fourth quarter of 2010 increased 85.0% to $2.0 million, compared to $1.1 million for the same period last year, primarily due to the increase in operating profit to $6.7 million for the fourth quarter of 2010 from $4.9 million for the fourth quarter of 2009.

Net income was $4.4 million, or $0.18 per fully diluted share, compared to $2.3 million, or $0.15 per fully diluted share, for the fourth quarter of 2009.  Diluted earnings per share were calculated using weighted average shares of 22,667,160 and 15,739,862 for the quarters ended December 31, 2010 and December 31, 2009, respectively.

Excluding non-cash gains/loss in the fair value of derivative warrants, adjusted net income rose 9.8% to $4.1 million, or $0.18 per diluted share, compared to adjusted net income of $3.7 million, or $0.23 per diluted share, for the fourth quarter in 2009.

Full Year 2010 Results

Net revenue was $324.8 million for the year ended December 31, 2010, up 51.7% compared to $214.1 million for the year ended December 31, 2009. Gross profit was $41.2 million for the year ended December 31, 2010, up 126.8% compared to $18.2 million for the year ended December 31, 2009. Gross margin increased to 12.7% from 8.5% a year ago primarily due to an increase in average selling price of cleaned coal which exceeded an increase in raw coal purchase price. Operating income was $34.1 million, as compared to $14.5 million for the year ended December 31, 2009. Net income was $23.5 million, or $1.15 per fully diluted share, for the year ended December 31, 2010, up from $5.5 million, or $0.36 per fully diluted share, for the year ended December 31, 2009. Adjusted net income excluding non-cash gains or loss in the fair value of derivative warrants was $23.3 million, or $1.15 per diluted share, compared to $10.5 million, or $0.68 per diluted share in 2009. Diluted earnings per share were calculated using weighted average shares of 20,228,792 and 15,593,201 for the year ended December 31, 2010 and December 31, 2009, respectively.

Financial Condition

As of December 31, 2010, Puda Coal had $156.2 million in cash and cash equivalents, compared to $19.9 million at the end of 2009.  Working capital was $151.1 million and a current ratio of 3.3:1. Long-term debt, including the current portion, was $42.9 million.  At year end, shareholders’ equity was $250.9 million, an increase from $84.0 million at the end of 2009.

The Company generated $19.9 million in cash from operating activities for the year ended December 31, 2010, compared to $1.4 million in 2009.  Net cash used in investing activities was $53.4 million for purchase of coal mining rights and assets.

Net cash provided by financing activities was $164.4 million for the year ended December 31, 2010 which included $115.8 million cash proceeds from the sale of common stock, a $35.4 million loan from the Company’s significant shareholder and Chairman of the board of directors, Mr. Ming Zhao, $7.4 million from the exercise of warrants and a $7.0 million increase in the registered capital of the Company’s 90% subsidiary, Shanxi Coal, to meet new capital requirements for coal consolidators enacted by the Shanxi provincial government earlier in 2010.

Status of Coal Mine Consolidation Projects

Pinglu Project

Under the Pinglu Project, Shanxi Coal will acquire and consolidate nine thermal coal mines into five mines with aggregate reserves of approximate 163.9 million MT, based on government records.

Pinglu Phase I

Phase I of the Pinglu Project involves two project companies:  Dajinhe Coal and Dajinhe Wujin.  The total production capacity is 450,000 MT per year prior to consolidation and will be expanded to 900,000 MT following the consolidation. In January 2011, Puda Coal began construction of the designed production expansion of Dajinhe Coal and anticipates approximately 150,000 to 290,000 MT of thermal coal to be produced during the construction period. In March 2011, Shanxi Coal received a transitional business license for Dajinhe Coal valid until November 17, 2011, which allows it to sell coal being produced during the construction period to its customers at prevailing market prices. The Company expects to receive construction approval for Dajinhe Wujin by the end of March 2011.

Pinglu Phase II

Phase II of the Pinglu Project involves the acquisition and construction of an additional seven coal mines in Pinglu County.  The total production capacity of the seven mines is 1.1 million MT per year prior to consolidation and will be expanded to 2.7 million MT following the consolidation.  As of February 2011, Puda Coal completed the acquisition of mining assets of all seven mines under Phase II of the Pinglu Project for an aggregate purchase price of approximately $140 million. The Company is responsible for 40% of the total investment, while Puda Coal's Chairman, Mr. Ming Zhao, and Mr. Jianping Gao an unrelated third party, are each responsible for 30% of the total investment under an investment cooperation agreement with Shanxi Coal.

The seven acquired mines have been placed into three project companies:  Dajinhe Jinmen, Dajinhe Jinyi and Dajinhe Anrui. Shanxi Coal has received approval on the geological technical report for Dajinhe Anrui and aims to obtain construction approval for Dajinhe Anrui and Dajinhe Jinyi by May 2011 and for Dajinhe Jinmen by July 2011.

The Company estimates that in 2011 raw coal produced during the construction period of the Pinglu Project will be about 849,000 MT.  As of December 2010, the average price of thermal coal similar to that of the Pinglu Project mines was approximately $78 per MT.

Jianhe Project

Shanxi Coal will acquire and consolidate four metallurgical coal mines in Huozhou County into one larger metallurgical mining operation. Production capacity of the four mines will be increased from 720,000 MT to 900,000 MT.  Shanxi Coal is in the final stages of negotiations with the owner of these mines and expects to enter into asset purchase agreements soon.   The Company expects Shanxi Coal will have a 100% interest in the Jianhe mines.

Upon acquisition, the mining assets of the four mines will be placed into the project company Lituo Coal.  Shanxi Coal has completed a geological technical report on Lituo Coal, which is currently being reviewed by the government, and Shanxi Coal expects to receive construction approval by June 2011.  Shanxi Coal anticipates that it will take about eight to ten months to complete the construction upgrades and consolidation of the mines under the Jianhe Project after receiving construction approval.

Business Outlook

“In 2011, we anticipate another solid year of performance from our coal washing operations, as we expect demand for steel to remain high.  More importantly, we expect our coal mine consolidation projects to make a solid contribution to our financial results. We have already commenced construction of the designed production expansion of the first project company under Pinglu Phase I and began producing a small amount of thermal coal during the construction period.  By the end of first quarter, we expect to receive construction approval for the second project company under Pinglu Phase I, and we anticipate receiving construction approvals by July 2011 for all three Pinglu Phase II project companies. In the near term, we expect to enter into asset purchase agreements with the owner of the coal mines under our Jianhe Project.”

“In the longer term, as we successfully execute our coal mine consolidation projects, we will find the right balance between our coal washing and coal mining businesses to generate optimum return on investment and value for our shareholders,” concluded Mr. Zhu.

Conference Call

The Company will host a conference call at 9:00 a.m. ET on Monday, March 14, 2011 to discuss fourth quarter and full year 2010 results.

To participate in the live conference call, please dial (866) 395-5819 (international callers dial (706) 643-6986) approximately five to ten minutes prior to the start of the call and enter passcode 484 390 72.

A replay will be available for 14 days starting on Monday, March 14, 2011 at 10:00 a.m. Eastern Time and can be accessed by dialing (800) 642-1687 (international callers dial (706) 645-9291) and entering passcode 484 390 72.

Upcoming Events

From March 24-25, Puda Coal will host its first investor event for analysts and institutional investors at various locations in Shanxi Province, China, including site visits to the Company's coal mines under Pinglu Project in Southern Shanxi Province, one coal mine under the Jianhe Project, one coal washing facility in central Shanxi Province, and its corporate headquarters in the central north of Shanxi Province.  Throughout the event, senior management will be available to discuss Puda Coal's business and growth strategy.  For more information or to RSVP for this event, please contact Roger Ellis at +1 310-954-1332 or via email at roger.ellis@ccgir.com.

About Puda Coal, Inc.

Puda Coal, through its subsidiaries, supplies premium high grade metallurgical coking coal used to produce coke for steel manufacturing in China. The Company currently possesses 3.5 million metric tons of annual coking coal capacity. The Company is in the process of adding coal mining operations to its business, as an acquirer and consolidator and acquirer of coal mines in Shanxi Province. On September 30, 2009, Shanxi Coal, a 90% indirect subsidiary of the Company, was appointed by the Shanxi provincial government as an acquirer and consolidator of nine thermal coal mines located Pinglu County in southern Shanxi Province. Shanxi Coal plans to consolidate the nine coal mines into five, increasing their total annual capacity from approximately 1.1 million to 3.6 million metric tons. Shanxi Coal received another approval by the Shanxi provincial government to consolidate four additional coking coal mines into one coal mine in Huozhou County. After the completion of the consolidation, the Jianhe project is expected to increase the total annual capacity from 720,000 metric tons to 900,000 metric tons, according to the Shanxi provincial government's approval. For more information, please visit http://www.pudacoalinc.com.

FORWARD-LOOKING STATEMENTS

The information contained herein includes forward-looking statements. These statements relate to future events or to our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. For example, our plan to acquire and consolidate coal mines and to complete different phases of coal mine consolidation within certain time frames, and the estimates with respect to the reserve and the production capacity are subject to, among other things, the risks and uncertainties relating to the market and geological condition, due diligence, negotiation for definitive agreements, etc. which are beyond our control, as well as our management’s ability and capacity to execute our coal mine acquisition strategy and manage the coal mine operations. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Use of Non-GAAP Financial Information

GAAP results for the three months and years ended December 31, 2010 and 2009 include non-cash gains and losses related to the change in fair value of the Company’s warrants. To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release, which are non-GAAP net income and non-GAAP diluted earnings per share. The Company’s management believes that these non-GAAP measures provide investors with a better understanding of how the results related to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below.

PUDA COAL, INC AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED NET INCOME

	Three months Ended December 31,
US$ - thousands, except per share	2010	2009

Net income	4,390	2,257
- Non-cash adjustment - derivative unrealized fair value (gain)/loss for warrants issued	(280)	1,487
Adjusted net income excluding non-cash item	4,110	3,744

Per diluted share
- Net income per share	0.18	0.15
- Non-cash adjustment per share	-	0.08
- Adjusted net income per share	0.18	0.23
Weighted average shares outstanding
- diluted	22,667,160	15,739,862

	Years Ended December 31,
US$ - thousands, except per share	2010	2009

Net income	23,528	5,481
- Non-cash adjustment - derivative unrealized fair value (gain)/loss for warrants issued	(215)	5,036
Adjusted net income excluding non-cash item	23,313	10,517

Per diluted share
- Net income per share	$1.15	$0.36
- Non-cash adjustment per share	-	$0.32
- Adjusted net income per share	$1.15	$0.68
Weighted average shares outstanding
- diluted	20,228,792	15,593,201

PUDA COAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the three months and year ended December 31, 2010 and 2009
(In thousands of United States dollars, except per share data)

FINANCIAL TABLES

	Three months ended December 31,		Years ended December 31,
	2010	2009	2010	2009

NET REVENUE	$90,529	$60,249	$324,821	$214,066
COST OF REVENUE	81,310	54,940	283,648	195,909
GROSS PROFIT	9,219	5,309	41,173	18,157
OPERATING EXPENSES
Selling expenses	871	688	3,218	2,453
General and administrative expenses	1,627	(260)	3,831	1,167
TOTAL OPERATING EXPENSES	2,498	428	7,049	3,620
INCOME FROM OPERATIONS	6,721	4,881	34,124	14,537
INTEREST INCOME	63	17	214	89
INTEREST EXPENSE – related parties	(656)	(122)	(1,850)	(518)
DEBT FINANCING COSTS			-	-
DERIVATIVE UNREALIZED FAIR VALUE GAIN/(LOSS)	280	(1,487)	215	(5,036)
OTHER INCOME		59	-	59
INCOME BEFORE INCOME TAXES	6,408	3,348	32,703	9,131
INCOME TAXES	(2,018)	(1,091)	(9,175)	(3,650)
NET INCOME - attributable to the parent	4,390	2,257	23,528	5,481
OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	2,089	2,874	4,695	2,636
COMPREHENSIVE INCOME – attributable to the Parent	$6,479	$5,131	$28,223	$8,117
EARNINGS PER SHARE - BASIC	$0.19	$0.15	$1.17	$0.36
- DILUTED	$0.18	$0.15	$1.15	$0.36
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING - BASIC	22,552,684	15,556,387	20,114,316	15,409,726
- DILUTED	22,667,160	15,739,862	20,228,792	15,593,201

PUDA COAL, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009
(In thousands of United States dollars)

	December 31, 2010	December 31, 2009

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$156,171	$19,918
Accounts receivable, net	36,866	25,340
Other receivables
- Related party	4,448	-
- Third parties	3	-
Advances to suppliers
- Related party	1,055	1,020
- Third parties	4,075	3,552
Inventories	15,342	22,531

Total current assets	217,960	72,361

PREPAYMENTS	-	6,259

PROPERTY, PLANT, EQUIPMENT AND MINING ASSETS, NET	128,995	13,986

INTANGIBLE ASSETS, NET	3,990	3,945

INVESTMENT, AT COST	15,152	14,650

TOTAL ASSETS	$366,097	$111,201

CURRENT LIABILITIES
Current portion of long-term debt
- Related parties	$37,664	$1,300
Accounts payable	3,736	4,839
Other payables
- Related parties	2,055	1,031
- Third parties	3,096	2,650
Assets acquisition price payable	15,808	-
Accrued expenses	1,406	1,076
Income taxes payable	2,035	1,091
VAT payable	1,016	1,135
Derivative warrants	-	7,620

Total current liabilities	66,816	20,742

LONG-TERM LIABILITIES
Long-term debt
- Related party	5,200	6,500

Total long-term liabilities	5,200	6,500

PUDA COAL, INC.
 CONSOLIDATED BALANCE SHEETS (Continued)
December 31, 2010 and 2009
(In thousands of United States dollars)

	December 31, 2010	December 31, 2009

COMMITMENTS AND CONTINGENCIES

EQUITY
STOCKHOLDERS’ EQUITY
Preferred stock, authorized 5,000,000 shares, par value $0.01, issued and outstanding: None	-	-
Common stock, authorized 150,000,000 shares, par value $0.001, issued and outstanding: 30,022,856 (2009: 15,828,863)	30	15
Paid-in capital	173,891	35,212
Statutory surplus reserve fund	5,568	1,366
Retained earnings	56,559	37,233
Accumulated other comprehensive income	14,828	10,133

Total stockholders’ equity	250,876	83,959

Noncontrolling interests	43,205	-

Total equity	294,081	83,959

TOTAL LIABILITIES AND EQUITY	$366,097	$111,201

PUDA COAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010 and 2009
(In thousands of United States dollars)

	Years ended December 31,
	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$23,528	$5,481
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of land-use rights	87	86
Depreciation	1,693	1,678
(Reverse)/provision for doubtful debts	-	(69)
Amortization of discount on convertible notes and warrants	-	-
Derivative unrealized fair value (gain)/loss	(215)	5,036
Stock compensation expense	926	234
Issue of common stock for penalty	-	-
Changes in operating assets and liabilities:
Increase in accounts receivable	(10,391)	(10,626)
(Increase)/decrease in other receivables	(4,340)	7
(Increase)/decrease in advances to suppliers	(391)	1,937
Decrease/(increase) in inventories	7,761	(952)
(Decrease)/increase in accounts payable	(1,237)	569
Increase/(decrease) in accrued expenses	407	(963)
Increase/(decrease) in other payables	1,342	(178)
Increase/(decrease) in income tax payable	884	(227)
Decrease in VAT payable	(154)	(590)

Net cash provided by operating activities	19,900	1,423

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of mining rights and assets	(53,443)	(6,259)
Investment in coal mine	-	(14,650)

Net cash used in investing activities	(53,443)	(20,909)

CASH FLOWS FROM FINANCING ACTIVITIES:
Exercise of warrants	7,378	1,878
Repayment of long-term debt	(1,300)	(1,300)
Issue of common shares for public offerings	115,845	-
Increase in registered capital of Shanxi Coal	7,041	-
Borrowings from related party	35,391	-

Net cash provided by financing activities	164,355	578

Effect of exchange rate changes on cash	5,441	(282)

PUDA COAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 2010 and 2009
(In thousands of United States dollars)

	2010	2009

Net increase/(decrease) in cash and cash equivalents	136,253	(19,190)
Cash and cash equivalents at beginning of year	19,918	39,108

Cash and cash equivalents at end of year	$156,171	$19,918

Supplementary cash flow information:
Cash paid during the period for:
Interest	$629	$518
Income taxes	$8,298	$3,876

Major non-cash financing activities:
Derivative note warrants transferred to equity upon exercise	$7,175	$1,369
Derivative placement agent warrants transferred to equity upon exercise	$230	$133
Stock-based compensation	$861	$120
Issue of shares to directors and employees	$164	$65
Issue of common shares for penalty	$-	$-
Derivative conversion feature transferred to equity upon maturity	$-	$-

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